Exhibit 99.1

Company Contact: Glynn Riddle, CFO (615) 771-7575	Investor Relations: Rodney O’Connor Cameron Associates (212) 554-5470
Advocat announces resignation of Chief Executive Officer and appointment of Kelly Gill to the
Position of President

BRENTWOOD, TN, (September 16, 2011) — Advocat Inc. (NASDAQ: AVCA) today announced that William R. Council, III, has resigned as Chief Executive Officer and Director of Advocat effective September 30, 2011 to pursue other opportunities. The Company also announced that it has appointed Kelly Gill as President of the Company effective immediately. Mr. Gill joined Advocat in March 2010 as Chief Operating Officer.
The Chairman of the Board, Wallace Olson, said “We are pleased to have Kelly take on additional responsibilities with the Company and look forward to his continued success.” Mr. Olson added, “On behalf of the entire Board, we thank Will for his many contributions to Advocat over the past ten plus years. Initially as the Company’s Chief Financial Officer, and later as Chief Executive Officer, he led the Company through very difficult economic times when the industry was in financial stress. In recent years, Will implemented several initiatives such as our extensive facility renovation program and the addition of higher margin services for our senior patients which have driven occupancy and profitability. As a result, Advocat’s performance in 2011 is among the best in our profession and Will leaves the Company in a very strong position.”
Prior to joining the Company, Mr. Gill served as President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West, subsidiaries of Skilled Healthcare Group, Inc. (NYSE: SKH). He joined Skilled Healthcare in March 2009 as Executive Vice President. From 2001 to 2008, Mr. Gill served as Chief Operating Officer of Outpatient Imaging Affiliates, a privately held diagnostic imaging healthcare-services organization focused on the development of state-of-the-art diagnostic imaging centers in partnership with hospitals, physicians and major academic institutions. Mr. Gill has more than 20 years of experience in the long term care industry, having had leadership responsibilities over more than 200 facilities during his career.
About Advocat Inc.
Advocat is a premier provider of long term care services to patients in 46 skilled nursing centers, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocatinc.com.
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